Exhibit 4.26

Application and Agreement for Irrevocable Standby Letter of Credit (the “Agreement”)	J.P.Morgan

WHEN TRANSMITTING THIS APPLICATION BY FACSIMILE ALL PAGES MUST BE TRANSMITTED.
To: JPMorgan Chase Bank, N.A. and/or its subsidiaries and/or affiliates (“Issuer”).    Date: 03-November-2015
I. Pursuant to the Terms and Conditions contained herein. please issue an IRREVOCABLE STANDBY Letter of Credit (together with any replacements, extensions or modifications, the “Credit”) and transmit it by:
☐ S.W.I.F.T.    ☒ Courier
If completing in Microsoft Word, please enter data by ‘clicking’ on the gray boxes.

Applicant/Obligor (Full name and address, jointly and severally if more than one, individually and collectively, “Applicant/Obligor”):
Arcos Dorados B.V.
Barbara Strozzilaan 101
1083 HN Amsterdam
The Netherlands
Beneficiary (Full name and address): McDonald’s Latin America, LLC One McDonald’s Plaza Oak Brook, Illinois 60523 U.S.A.
[Signature lines are on last page].
Account Party (Full name and address of entity to be named in Letter of Credit if different than the above Applicant/Obligor):	Advising Bank (Specify name, address, location as appropriate, otherwise, if left blank, Issuer will select one of its branches, affiliates or correspondents in the domicile of the Beneficiary):
Amount: Up to an aggregate amount of 20.000.000 If not USD, indicate currency	Expiry Date: Demands/claims must be presented to the counters of the nominated bank not later than noviembre 6, 2018
II. REQUIRED FOR SANCTION SCREENING PURPOSES. A brief description of the purpose of the Credit including, where applicable, a description of the merchandise, the country of origin of the merchandise, and the name of the countries where merchandise is being shipped from and to must be entered:
The purpose of the credit is to guarantee the compliance of the Master Franchisee Agreement with McDonalds Corporation

III. Complete only if automatic extension of the expiry date is required.
Credit to contain automatic extension clause with extension period of ☐ one year/☐ other    (please specify).
No less than            calendar days non-extension notice to the beneficiary.
Automatic extension final expiration date:              (the date after which the Credit will no longer be subject to automatic extension).

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IV. AVAILABLE BY (indicate A, B, C or D)
☐    A. Beneficiary’s dated statement referencing JPMorgan Chase Bank, N.A. Letter of Credit Number indicating amount of demand/claim and purportedly signed by an authorized person reading as follows (Please state within the quotation marks the wording to appear on the statement to be presented):
“(insert appropriate reason for drawing)               ”
See attached sheet(s) for additional documents and/or special instructions, which form(s) an integral part of this Application.
Such attachments/special instructions must be approved and signed by Applicant/Obligor.
☐ Demands received by authenticated SWIFT are acceptable in lieu of the Beneficiary’s signed and dated statement provided that such authenticated teletransmission contains the Beneficiary’s statement as provided for in the Credit.
☒ B. Issue substantially as per the attached sheet(s) and/or special instructions, which form(s) an integral part of this Application. Such attachments/special instructions must be approved and signed by Applicant/Obligor.
☐ C. Issue Credit in your standard format in favor of another bank (See Section VI. below).
☐ D. Other:
DELIVERY INSTRUCTIONS/SPECIAL HANDLING (IF ANY)
☐    Multiple drawings prohibited (if blank, multiple drawings will be permitted).
☐    Partial drawings prohibited (if blank, partial drawings will be permitted).
☐    Credit is transferable only in its entirety (Issuer is authorized to include its standard transfer conditions and is authorized to nominate a transferrin bank, if applicable).

V. The Credit, or any Credit issued by yon shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication 590 (“ISP’’) or, D if box is checked, it shall be subject to the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 (“UCP”).

VI. Complete only when another bank is to issue its guarantee or undertaking based on the issued Credit.
We understand and agree that by making this request, we shall remain liable under this Credit until Issuer is fully released in writing by such entity.
☐ (i) Please issue a Credit in your customary format (as a counter guarantee) in favor of another bank (or Issuer’s affiliated office, branch or other correspondent bank) and we request that such bank issue a local guarantee, bond, standby letter of credit or other undertaking (collectively referred to as “Undertaking”) substantially as set forth below. The term “Credit” as used in this Agreement shall also include any such Undertaking.
Details provided below:
Type of Undertaking: ☐ Bid; ☐ Performance; ☐ Advance Payment; ☐ Specify Other:
Expiry Date (at least 30 days prior to the Expiry Date on page 1):
Beneficiary:
Bid/contract ref no.:
Bid/contract purpose/description/name:
Conditions for Drawing:
☐ (ii) Please request/authorize another bank to issue their Undertaking substantially in the attached format
See attached sheet(s) for additional documents and/or special instructions, which form(s) an integral part of this Application. Such attachments/special instructions must be approved and signed by Applicant/Obligor.

Unless otherwise stated herein, the nominated bank (if any) is authorized to send all documents to you in one airmail or courier service, if available.
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VII. To induce JPMorgan Chase Bank, N.A. and/or any of its domestic or foreign subsidiaries or affiliates (individually and collectively, “Bank”), in its sole discretion, to issue for the account of Applicant or for the account of the Account Party named in the Application, a standby letter of credit, or other independent undertaking at the request of the undersigned (individually and collectively, “Applicant”; jointly and severally, if more than one), Applicant agrees as to the letter of credit or undertaking (together with any replacements, extensions or modifications, a “Credit”, collectively, “Credits”) as follows.
1.Applications/Instructions. The request to issue a Credit (an “Application”) shall be irrevocable and in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication). Inquiries, communications and instructions (whether oral, telephonic, written, electronic mail or transmission, facsimile or other) regarding a Credit, each Application and this Agreement are each referred to herein as “Instructions” (and the term “Application’’ is subsumed within the term “Instruction”). Bank’s records of the content of any Instruction shall be conclusive. Applicant shall be responsible for the final text of a Credit notwithstanding Bank’s recommendation, assistance or drafting or Bank’s use, non-use or refusal to use text submitted by Applicant. Bank may transmit a Credit and any amendment thereto by S.W.I.F.T. message and thereby bind Applicant directly and as indemnitor to the S.W.I.F.T. rules, including rules obligating Applicant or Bank to pay charges.
2.Payment Terms; Obligations Absolute. For each Credit, Applicant shall pay Bank: the amount of each drawing paid by Bank under the Credit on demand, if under a sight draft and at least one Business Day prior to the date when payment is to be made under a time draft (or acceptance relating thereto) or deferred payment obligation; Letter of Credit Commissions, Amendment Fees and Drawing Fees as set forth on Schedule I attached hereto, and any other fees and charges in respect of the Credit (including fees for transfer, assignment of proceeds and of any adviser, confirming institution or entity or other nominated person) at such rates, amounts and times as Bank and Applicant shall mutually agree (or if no agreement, the rate then customarily charged by Bank); interest on each amount under this Agreement for each day from and including the date such payment is due (without regard to any grace or cure periods) through the date of payment, on demand, at a rate per annum (computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) equal to the lesser of (A) Prime plus 2% and (B) the highest rate permitted by applicable law; Bank’s charges, costs and expenses (including reasonable external counsel fees, expenses and charges) incurred in connection with the protection or enforcement of Bank’s rights under this Agreement and any correspondent’s charges, with interest from the date paid or incurred by Bank through the date of payment by Applicant, on demand, at a rate per annum equal to Prime plus 2%; and if Bank determines in good faith that any Regulatory Change regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement or the Credits, to a level below that which Bank or its holding company could have achieved but for such Regulatory Change (taking into consideration Bank’s policies and the policies of its holding company with respect to capital adequacy and liquidity), then from time to time Applicant will pay to Bank such additional amount or amounts as will compensate it or its holding company for any such reduction suffered. A certificate of Bank setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in this Section shall be delivered to Applicant and shall be conclusive absent manifest error. Applicant shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation. “Regulatory Change” means (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Bank (or, for purposes of Section 2(a)(v), by any lending office of Bank or Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued. “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government. “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed. “Prime” shall mean the rate of interest per annum announced by Bank from time to time as its Prime Rate; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.
(a)If the amount drawn under any Credit is in non-United States currency (“foreign currency”), Applicant shall pay under Section 2(a)(i) above the United States dollar equivalent of the amount computed at Bank’s selling rate, as of the date of Applicant’s payment, for cable transfers of such foreign currency to the place of payment: provided, further, that if, for any reason, Bank has no selling rate for cable transfers of that currency to such place on the payment date, Applicant shall pay Bank
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an amount in United States currency equivalent to Bank’s actual cost of settlement of its obligation. Applicant’s obligation to make payments in any currency (the “Contract Currency”) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, that is expressed in or converted into any currency other than the Contract Currency, except to the extent that such tender or recovery results in the actual receipt by Bank at its designated office of the full amount of the Contract Currency specified to be payable hereunder. Applicant’s obligation to make payments in the Contract Currency shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of the Contract Currency specified to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder. Applicant shall indemnify Bank for any shortfall in such actual receipt.
(b)All payments shall be made in immediately available funds, free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, withholdings, set-off or other liabilities. Applicant shall pay all withholding, stamp and other taxes or duties imposed by any taxing authority on payment under any Credit and this Agreement and shall indemnify Bank against all liabilities, costs, claims, and expenses resulting from Bank having to pay or from any omission to pay or delay in paying any duty or tax.
(c)Bank may (but shall not be required to), without demand for payment or notice to Applicant, and in addition to any other right of set-off which Bank may have, debit any account or accounts maintained by Applicant with any office of Bank (now or in the future) and set-off and apply (X) any balance or deposits (general, special, time, demand, provisional, final, matured, unmatured, contingent or absolute) in the account(s) and (Y) any sums due or payable from Bank, against the amount of the Obligations and/or advance funds to Applicant under any line of credit (committed or uncommitted) made available to Applicant by Bank and apply such funds to said payment obligations.
(d)Applicant’s payment obligations under this Section 2 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation: any lack of validity, enforceability or legal effect of any Credit or this Agreement, or any term or provision therein or herein; payment against presentation of any draft, demand or claim for payment under any Credit or other document presented for purposes of drawing under any Credit (“Drawing Document”) that does not comply in whole or in part with the terms of the applicable Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of such Credit; Bank or any of its branches or affiliates being the beneficiary of any Credit; Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Credit even if such Drawing Document claims an amount in excess of the amount available under the Credit; the existence of any claim, set-off, defense or other right that Applicant or any other Person may have at any time against any beneficiary, any assignee of proceeds, Bank or any other Person; Bank or any correspondent having previously paid against fraudulently signed or presented Drawing Documents (whether or not Applicant reimbursed Bank for such drawing); and any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing, that might, but for this Section, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Applicant’s obligations hereunder (whether against Bank, the beneficiary or any other Person): provided, however, that subject to Section 3 hereof, the foregoing shall not exculpate Bank from such liability to Applicant as may, be finally, judicially determined in an independent action or proceeding brought by Applicant against Bank following payment of Applicant’s obligations under this Agreement. “Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
3.Indemnification; Limitation of Liability. Applicant shall indemnify and hold harmless Bank and its parent and each of their respective directors, officers, employees and agents (each, including Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, costs, losses, fines, penalties, damages, liabilities, and expenses, including expert witness fees and legal fees, charges and disbursements of any counsel (including external counsel fees and allocated costs) for any Indemnified Person (“Costs”), arising out of, in connection with, or as a result of: any Credit or any pre-advice of its issuance; any transfer, sale, delivery, surrender, or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any Credit; any action or proceeding arising out of or in connection with any Credit or this Agreement (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Credit, or for the wrongful dishonor of or honoring a presentation under any Credit; any independent undertakings issued by the beneficiary of any Credit; any unauthorized Instruction or error in computer transmission; an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated; any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of letter of credit proceeds or holder of an instrument or document; the fraud, forgery or illegal action of parties other than the Indemnified Person; the enforcement of this Agreement or any rights or remedies under or in connection with this Agreement or any Credit; Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; Bank dishonoring any presentation upon or during the continuance of any Event of Default or for which Applicant is unable or unwilling to make
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any payment to Bank required under Section 2 above; the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of such Indemnified Person; in each case, including that resulting from Bank’s own negligence, provided, however, that such indemnity shall not be available to any Person claiming indemnification under (i) through (xii) above to the extent that such Costs are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Indemnified Person claiming indemnity. If and to the extent that the obligations of Applicant under this Section are unenforceable for any reason, Applicant shall make the maximum contribution to the Costs permissible under applicable law.
(a)The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of this Agreement or any Credit (or any pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to any direct damages suffered by Applicant that are caused directly by Bank’s gross negligence or willful misconduct in honoring a presentation that does not at least substantially comply with a Credit, failing to honor a presentation that strictly complies with a Credit or retaining Drawing Documents presented under a Credit. In no event shall Bank be deemed to have failed to act with due diligence or reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement, including Section 3(c) below. Applicant’s aggregate remedies against Bank and any Indemnified Person for wrongfully honoring a presentation under any Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Applicant to Bank in respect of the honored presentation in respect of such Credit under Section 2 above, plus interest. Notwithstanding anything to the contrary herein, Bank and the other Indemnified Persons shall not, under any circumstances whatsoever, be liable for any punitive, consequential, indirect or special damages or losses regardless of whether Bank or any Indemnified Person shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed. Applicant shall take action to avoid and mitigate the amount of any damages claimed against Bank or any Indemnified Person, including by enforcing its rights in the underlying transaction. Any claim by Applicant for damages under or in connection with this Agreement or any Credit shall be reduced by an amount equal to the sum of (i) the amount saved by Applicant as a result of the breach or alleged wrongful conduct and (ii) the amount of the loss that would have been avoided had Applicant mitigated damages. If a Credit is to be governed by a law other than that of the State of New York, Bank shall not be liable for any Costs resulting from any act or omission by Bank in accord with the UCP or the ISP, as applicable, and Applicant shall indemnify Bank for all such Costs. “Standard Letter of Credit Practice” means, for Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Bank issued the applicable Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be. Such practices shall be (i) of banks that regularly issue Credits in the particular city and (ii) required or permitted under the UCP or the ISP, as chosen in the applicable Credit. “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adhered to by Bank on the date such Credit is issued. “UCP” means, Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.
(b)Without limiting any other provision of this Agreement, Bank and each other Indemnified Person (if applicable), shall not be responsible to Applicant for, and Bank’s rights and remedies against Applicant and Applicant’s obligation to reimburse Bank shall not be impaired by: honor of a presentation under any Credit which on its face substantially complies with the terms of such Credit; honor of a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Credit; the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under any Credit or of any Drawing Documents; disregard of any nondocumentary conditions stated in any Credit; acting upon any Instruction which it, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; any delay in giving or failing to give any notice; any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person; any breach of contract between the beneficiary and Applicant or any of the parties to the underlying transaction; assertion or waiver of any provision of the UCP or ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the Standard Letter of Credit Practice applicable to it; (xiii) dishonor of any presentation upon or during any Event of Default or for which Applicant is unable or unwilling to reimburse or indemnify Bank (provided that Applicant acknowledges that if Bank shall later be required to honor the presentation, Applicant shall be liable therefore in accordance with Section 2 hereof); and (xiv) acting or failing to act as required or permitted under Standard Letter of Credit Practice (or in the case of other independent undertakings or guarantees, the UN Convention) applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be. “Good
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Faith” means honesty in fact in the conduct of the transaction concerned. “UN Convention” means the United Nations Convention on Independent Guarantees and Standby Letters of Credit.
(c)Applicant shall notify Bank of any noncompliance with any Instruction, any other irregularity with respect to the text of any Credit or any amendment thereto or any claim of an unauthorized, fraudulent or otherwise improper Instruction, within one (I) Business Day of Applicant’s receipt of a copy of such Credit or amendment and any objection Applicant may have to Bank’s honor or dishonor of any presentation under any Credit or any other action or inaction taken or proposed to be taken by Bank under or in connection with this Agreement or any Credit, within three (3) Business Days after Applicant receives notice of the objectionable action or inaction. The failure to so notify Bank within said times shall discharge Bank from any loss or liability that Bank could have avoided or mitigated had it received such notice, to the extent that Bank could be held liable for damages hereunder; provided, that, if Applicant shall not provide such notice to Bank within three (3) Business Days of the date of receipt in the case of clause (i) or ten (10) Business Days from the date of receipt in the case of clause (ii), Bank shall have no liability whatsoever for such noncompliance, irregularity, action or inaction and Applicant shall be precluded from raising such noncompliance, irregularity or objection as a defense or claim against Bank. Applicant’s acceptance or retention of a Drawing Document presented under or in connection with any Credit (whether or not the document is genuine) or of any Released Merchandise shall ratify Bank’s honor of the presentation and preclude Applicant from raising a defense, set-off or claim with respect to Bank’s honor of such Credit. Bank shall not be required to seek any waiver of discrepancies from Applicant or to grant any waiver of discrepancies which Applicant approves or requests. “Released Merchandise” means all Property referred to in or relating to the applicable Credit, released (including pursuant to a forwarders cargo receipt or by any other means whatsoever) or consigned to Applicant or any Person designated by Applicant in connection with such Credit. “Property” means all property of any kind whatsoever (now existing or hereafter acquired) including, without limitation, any and all right, title and interest of Applicant in any goods, equipment, inventory, money, documents, letters of credit, warehouse receipts, instruments, securities, security entitlements, financial assets, investment property, precious and base metals, chattel paper, electronic chattel paper, accounts, commercial tort claims, deposit accounts, general intangibles (including any claims for breach of contract, breach of warranty claims and any insurance policies and proceeds), letter of credit rights, choses in action and the proceeds of any and all thereof (including any and all of the aforesaid referred to in any Credit or the Drawing Documents relating thereto).
(d)Applicant will comply with all foreign and domestic laws, rules and regulations (including the USA Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to each Credit, the transactions underlying such Credit or Applicant’s execution, delivery and performance of this Agreement; will cause all Released Merchandise to be insured against theft, fire and such other risks usually insured against in connection with the underlying transaction; will permit Bank (or its representatives) to inspect and audit any Property and Applicant’s books and records with respect thereto upon reasonable notice; to the extent not provided to Bank under other agreements, upon request, will furnish Bank with Applicant’s most recent year-end, quarterly and monthly (if any), financial statements (as audited) and such other information as Bank shall reasonably request regarding the financial condition, business or operations of Applicant; will maintain in effect and enforce policies and procedures designed to ensure compliance by Applicant, its subsidiaries, affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions; agrees that no goods or vessels used to transport goods will be the subject of any Sanctions; and will not request any Credit, and shall not use, and shall procure that its subsidiaries, affiliates and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Further, the undersigned acknowledges and agrees to provide Bank additional information, records, and documentation as requested by Bank, pursuant to Bank’s programs enacted to comply with Section 326 of the USA Patriot Act, the applicable regulations promulgated thereunder, and Bank’s Customer Identification Program and authorizes Bank to verify information as per the USA Patriot Act Regulation. “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) if Applicant is organized outside of the United States of America the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.
(e)Applicant acknowledges that this Agreement and each Credit is entered into (or will be entered into) for commercial purposes. To the extent that Applicant may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any Credit, to claim for itself or its revenues or properties any immunity from the jurisdiction of any court or from legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the extent that in any such jurisdiction there may be attributed to Applicant any such immunity (whether or not claimed), Applicant hereby irrevocably agrees not to claim, and hereby waives, such immunity in respect of its obligations under this Agreement or any Credit.
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4.Representations and Warranties. Applicant hereby represents and warrants as of the date of this Agreement (and with each Instruction for the issuance of a Credit represents and warrants as of the date of the Instruction) that: it has all necessary power and authority to enter into and perform this Agreement; it has obtained all authorizations, consents and approvals required for it to enter into and perform this Agreement in accordance with its terms; this Agreement constitutes the legal, valid and binding obligation of Applicant, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); the execution, delivery and performance of this Agreement by Applicant does not and will not contravene its charter, by-laws or other organizational documents, any order or writ binding on or affecting Applicant or its properties, or any agreement or arrangement to which Applicant is a party or by which it or its properties may otherwise be bound, the contravention of which agreement or arrangement would have a material adverse effect on Applicant; the financial statements most recently furnished to Bank by Applicant fairly present the financial condition of Applicant in accordance with generally accepted accounting principles, and there has been no material adverse change in Applicant’s business, condition (financial or otherwise) or results of operation since the date of Applicant’s most recent annual financial statements; no information now or hereafter furnished by Applicant to Bank in connection with this Agreement or any Credit is or shall be materially false or misleading when furnished; there is no pending or, to the knowledge of Applicant, threatened action which may materially adversely affect its financial condition or business or which purports to affect the validity or enforceability of this Agreement, any Credit or any transaction related to any Credit; Applicant is acting for itself and for no other Person or entity in requesting issuance of each Credit; Applicant has implemented and maintains in effect policies and procedures designed to ensure compliance by Applicant, its subsidiaries, affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Applicant, its subsidiaries, affiliates and their respective directors and officers and, to the knowledge of Applicant, their respective employees and agents are in compliance with AntiCorruption Laws and applicable Sanctions in all material respects and if Applicant is organized outside of the United States of America, Applicant further represents that it is not knowingly engaged in any activity that would reasonably be expected to result in Applicant being designated as a Sanctioned Person; none of (A) Applicant, any subsidiary, affiliate or any of their respective directors, officers or employees, or (B) to the knowledge of Applicant, any agent of Applicant, any subsidiary or affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person; and (k) no Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Applicant or any of its subsidiaries or affiliates from time to time concerning or relating to bribery or corruption. “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of signing this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria). “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned by controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
5.Reserved.
6.Events of Default; Obligations Due; Remedies. Each of the following shall be an “Event of Default” under this Agreement: Applicant shall fail to pay any sum payable upon or in respect of any of the obligations and liabilities of Applicant to Bank in respect of any and all Credits issued hereunder (if any) and under this Agreement, whether matured or unmatured, absolute or contingent, now existing or hereafter incurred (“Obligations”) when due, except that if (x) Applicant’s failure to pay is caused by a material disruption to those payment or communication systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement, and (y) such material disruption is not caused by and is beyond the control of Applicant, an Event of Default under this Section 6(a)(i) shall not be deemed to have occurred unless Applicant shall fail to make any such payment within two (2) Business Days after its due date; Applicant shall fail to perform any material agreement hereunder, including, without limitation, the breach of any agreement referenced in Sections 3(e)(v), 3(e)(vi), 3(e)(vii), 4(i), 4(j) or 6(a), which shall be deemed material; Applicant or any Guarantor shall fail to pay any taxes when due, and such taxes shall not be contested in good faith or the amount thereof reserved for in accordance with generally accepted accounting principles and the result thereof is material adverse change in the business, assets, operations, or financial condition, of Applicant or any Guarantor; there shall be commenced against Applicant or any Guarantor any proceeding for enforcement of a money judgment involving a liability in excess of Forty Millions United States dollars (US$40,000,000)(or the equivalent in any other currency) individually or in the aggregate, which proceeding shall not have been stayed within forty-five (45) days after the entry thereof, except if the proceeding is being actively contested by the Applicant or any Guarantor, as the case may be, in good faith and by appropriate proceedings and such reserves or other appropriate provisions as shall be required in conformity with generally accepted accounting principles shall have been made or provided therefor; any statement made, or any factual information, report or Instruction (excluding any country or industry information) furnished by or for Applicant to Bank for purposes of or in connection with this Agreement, contains any misstatement of a material fact or omits to state a material fact or any fact necessary to make any statement contained therein not materially
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misleading at such time in light of the circumstances under which such information was provided; the dissolution, liquidation or winding-up of Applicant or a Guarantor; any Indebtedness (as defined in Section 17) of Applicant or a Guarantor to (A) Bank, irrespective of amount, or (B) any Person other than Bank, in an aggregate amount of US$40,000,000 (or the equivalent thereof in another currency), in either of the foregoing cases, shall not be paid or performed when due or any event or condition shall occur that shall result in any such Indebtedness becoming due prior to its scheduled maturity or settlement date or that permits (with or without the giving of notice, the lapse of time or both) the holder of such Indebtedness to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity or settlement date and in any of the foregoing cases such default shall continue unremedied for the lesser of (i) the applicable period of grace set forth in the documents evidencing such Indebtedness and (ii) thirty (30) days; Applicant or any Guarantor shall become insolvent in accordance with applicable law (however such insolvency may be evidenced or defined) or generally not be able to pay its debts as they become due, shall make a general assignment for the benefit of creditors, or shall suspend the transaction of its usual business or be expelled or suspended from any exchange, or if an application is made by any judgment creditor of Applicant or a Guarantor for any order directing Bank to pay over money or to deliver other property, or a petition in bankruptcy shall be filed by or against Applicant or a Guarantor or any proceeding shall be instituted by or against Applicant or a Guarantor for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extensions and, in each case, such application, petition or proceeding is not dismissed within thirty (30) days after Applicant receives notice thereof or if any governmental authority or any court at the instance of any governmental authority shall take possession of all or substantially all of the property of Applicant or any Guarantor or shall assume control over the affairs or operations of Applicant or any Guarantor, or if a receiver or custodian shall be appointed for, or a writ or order of attachment or garnishment shall be issued or made against, any of the property or assets of Applicant or a Guarantor or Applicant or a Guarantor shall indicate that any of the foregoing has occurred or will occur; there shall occur in one or a series of transactions (A) the sale or transfer of, or the creation or assertion of a lien over, a substantial portion of the assets of Applicant or of any Guarantor, (B) any transaction or event which results in the reduction in shareholder’s equity (or partnership capital, net worth or similar equivalent term) of Applicant or any Guarantor of 50% or more (measured against such equity as of the date hereof), (C) an acquisition, directly or indirectly, of the power to direct or cause the direction of the management or policies of Applicant (or any Guarantor), whether by means of contract, voting power or otherwise, or (DJ the merger or consolidation of Applicant or any Guarantor; Applicant shall permit the Leverage Ratio (as defined in Section 17) for any period ending on the last day of any of Applicant’s fiscal quarters after the date hereof to be greater than 4.5:1.0, provided that if Applicant shall incur any Indebtedness in order to use the proceeds thereof to make payments in respect of Arcos Dorados Holdings Inc.’s 10.25% Notes due 2016 (ISIN: US03965UAA88; CUSIP: 03965UAA8) (the “Notes”), so long as such payments have not been made and no default or event of default shall have occurred and be continuing under the Notes, a Leverage ratio of 5.0:1 shall apply to the foregoing clause in this Section 6(a)(x) instead of 4.5:1.0; the occurrence and continuance of a Material Breach as defined in Section 22 of the Amended and Restated Master Franchise Agreement for McDonald’s Restaurants, dated as of November 10, 2008, among McDonald’s Latin America, LLC, LatAm, LLC, Arcos Dorados Holdings Inc., Arcos Dorados, B.V., and the other parties named therein as amended, supplemented or otherwise modified from time to time, the “Master Franchise Agreement”) for ninety (90) days, provided, that any grace period set forth in Section 22 of the Master Franchise Agreement shall be disregarded for purposes of this Section 6(a)(xi) and shall instead be substituted with the foregoing ninety (90) day grace period, provided further that (a) if a grace period otherwise applies to an Event of Default in this Section 6(a) that would also constitute a Material Breach under the Master Franchise Agreement, any such grace period shall apply and not the ninety (90) day grace period set forth in this Section 6(a)(xi), and (b) the occurrence and continuance of a Material Breach in respect of Sections 22.2.2, 22.2.8 and/or 22.2.9 under the Master Franchise Agreement shall constitute an immediate Event of Default hereunder; or (xii) failure of the Master Franchisee (as defined in the Master Franchise Agreement) to comply with Section 7.20 of the Master Franchise Agreement.
(a)Subject to Section 6(c), upon an Event of Default, all of the Obligations shall be immediately due and payable without notice or demand (whether or not a drawing or claim had in fact been made or paid) and Bank may, in addition to all other rights and remedies it may have at law or in equity, exercise any remedies of a secured party under applicable law, including under the Code, charge, debit and/or set-off against any general or special account of Applicant maintained at any office of Bank (whether matured or unmatured) for the amount of the Obligations, amend or terminate, or transfer drawing rights or cure one or more discrepancies under, any Credit, and/or make payment in satisfaction of the Obligations or hold all amounts, proceeds and Collateral as security for each Credit, all without prejudice to the rights of Bank against Applicant with respect to any and all amounts which may be or remain unpaid.
(b)If at any time there shall occur and be continuing any Event of Default set forth in Sections 6(a)(vii), 6(a)(x), or 6(a)(xi), then, Applicant shall, upon Bank’s demand, deliver to Bank, as security for the payment and performance of all Obligations cash in an amount required by Bank (the “Collateral”), not to exceed 105% of the amount of the Credits plus any other outstanding and unpaid Obligations. Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, of any cash collateral and any account in which it is held. Other than any interest earned on the investment of such deposits (which investments shall be made at Bank’s option and sole discretion and at Applicant’s risk and expense), such cash collateral shall not bear interest. Bank agrees that in the event that Applicant delivers the Collateral in accordance with this
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Section 6(c) and so long as Applicant’s compliance with this Section 6(c) is continuing, Bank shall not exercise the remedies in Section 6(b)(ii) (but only with respect to any account referenced therein in which Collateral is not maintained) or Section 6(b)(iii); provided that if Applicant shall fail to deliver Collateral to Bank as set forth in this Section 6(c), Bank may exercise any and all remedies in Section 6(b), including those in Section 6(b)(ii) (in respect of any general or special account of Applicant maintained at any office of Bank) and Section 6(b)(iii).
(c)To the extent Bank honors a presentation for which Bank remains unpaid, Bank may assert rights of Applicant and Applicant shall cooperate with Bank in its assertion of Applicant’s rights against the beneficiary, the beneficiary’s rights against Applicant and any other rights that Bank may have by subordination, subrogation, reimbursement, indemnity or assignment.
7.Continuing Rights and Obligations. Bank’s rights hereunder shall continue unimpaired, and Applicant shall be and remain obligated in accordance with the terms and provisions hereof, notwithstanding the release and/or substitution of any Property which may be held as security hereunder at any time, or of any rights or interest therein. Applicant waives any defense whatsoever which might constitute a defense available to, or discharge of, a surety or a guarantor. If more than one Person signs this Agreement or an Application hereunder, each of them shall be jointly and severally liable hereunder and thereunder and all the terms and provisions regarding liabilities, obligations and Property of such Persons shall apply to any liabilities, obligations and Property of any and all of them.
8.Electronic Transmissions. Bank is authorized to accept and process any Application and any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to the Credit or the Application which are sent to Bank by electronic transmission, including SWIFT, electronic mail, facsimile, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against Applicant. Bank may, but shall not be obligated to, require authentication of such electronic transmission or that Bank receives original documents prior to acting on such electronic transmission. If it is a condition of the Credit that payment may be made upon receipt by Bank of an electronic transmission advising negotiation, Applicant hereby agrees to reimburse Bank on demand for the amount indicated in such electronic transmission advice, and further agrees to hold Bank harmless if the documents fail to arrive, or if, upon the arrival of the documents, Bank should determine that the documents do not comply with the terms and conditions of the Credit.
9.Jurisdiction; Waiver of Jury Trial. Applicant submits to the nonexclusive jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York, State of New York, for itself and its Property and agrees that any such court shall be a proper forum for any action or suit brought by Bank. Service of process in any legal action or proceeding arising out of or in connection with this Agreement, any Instruction or any Credit may be made upon Applicant by mailing a copy of the summons to Applicant either at the address set forth in the applicable Application or at Applicant’s last address appearing in Bank’s records. In addition, if Applicant is organized or incorporated in a jurisdiction outside the United States of America, Applicant designates the CT Corporation located at 111 8th Avenue, New York, New York 10011 as the true and lawful agent and attorney-in-fact of Applicant for receipt of the summons, writs and notices in connection with any such action or suit. Nothing in this Section 9 shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Applicant or its property in the courts of any other jurisdiction.
(a)No legal action or proceeding arising out of or in connection with this Agreement, any Instruction or any Credit may be brought by Applicant against Bank except in a state or federal court located in the Borough of Manhattan, City of New York, State of New York and unless commenced within one (1) year after (X) the expiration date of the applicable Credit or (Y) the alleged breach shall have purportedly occurred, whichever is earlier.
(b)APPLICANT WAIVES (I) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING IN WHICH BANK AND APPLICANT ARE PARTIES (WHETHER OR NOT THE ONLY PARTIES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUCTION OR ANY CREDIT AND (II) THE RIGHT TO INTERPOSE ANY CLAIM, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION.
10.Applicable Law; Severability. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws. The UCP and the ISP are incorporated by reference into this Agreement and are evidence of Standard Letter of Credit Practice with respect to matters covered therein provided, however, that to the extent permitted by applicable law, this Agreement shall prevail in case of a conflict between this Agreement, the Uniform Commercial Code (the “Code”), the UCP, ISP 98 and/or Standard Letter of Credit Practice and the UCP shall prevail in case of conflict between the UCP and the Code or other Standard Letter of Credit Practice if the Credit is a standby Credit governed by the UCP, and the ISP shall prevail in case of a conflict between the ISP and the Code and other Standard Letter of Credit Practice if the Credit is a standby Credit governed by the ISP. Any provisions of this Agreement which
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may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, Applicant hereby waives any provision of law, which prohibits or renders unenforceable any provision of this Agreement.
11.No Third Party Benefits; Successor; Assignment; Integration; Delivery by Facsimile; Notices. This Agreement shall be binding upon and inure to the benefit of Bank and Applicant and their respective successors and permitted assigns. This Agreement shall not confer any right or benefit upon any Person other than the parties to this Agreement, the Indemnified Persons and their respective successors and permitted assigns. Bank may assign or sell participations in all or any part of any Credit or this Agreement to another entity. Bank may disseminate information relating to Applicant, this Agreement or any Credit in connection with any assignment or participation; upon the order of any court or otherwise to the extent required by statute, rule, regulation or judicial process; to bank examiners or upon the request or demand of any other administrative, regulatory agency, or authority; or to any domestic or foreign branch, subsidiary or affiliate, representative office or agent of Bank and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes), or in connection with Bank’s performance, administration or enforcement of this Agreement. Applicant may not assign this Agreement without the prior written consent of Bank. Delivery of an executed copy or signature page of this Agreement by facsimile or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. Notices to Bank shall be sent to the address of Bank as set forth on the Credit and shall be delivered by hand, overnight courier or certified mail, return receipt requested. Notices to Applicant shall be sent to the address set forth in the Application unless advised otherwise in writing. THIS AGREEMENT CONSTITUTES THE ENTIRE CONTRACT AND FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
12.Continuing Agreement. This Agreement is a continuing agreement and may not be terminated by Applicant except upon thirty (30) days’ prior written notice of such termination by Applicant to Bank at the address of Bank set forth on the most recent Credit issued hereunder, payment of all Obligations and the expiration or cancellation of all Credits issued hereunder. Notwithstanding the foregoing sentence, if a Credit is issued in favor of a sovereign or commercial entity, which is to issue a guarantee or undertaking on Applicant’s behalf in connection therewith, or is issued as support for such a guarantee, Applicant shall remain liable with respect to such Credit until Bank is fully released in writing by such entity.
13.Survival. The provisions of Sections 2, 3, 6(c) & (d), 9, 10, 12 and 13 shall survive and remain in full force and effect regardless of the consummation of any transactions contemplated hereby, the reimbursement or repayment of any drawings or Obligations, the expiration or termination of the Credits or the termination of this Agreement or any provision hereof.
14.Limitation of lnterest and Other Charges. Applicant and Bank intend to conform strictly to the applicable usury laws, if any, now or hereafter in force with respect to this Agreement. To such end: the aggregate of all interest and other charges constituting interest under such applicable usury laws and contracted for, chargeable or receivable under this Agreement shall never exceed the maximum amount of interest, nor produce a rate in excess of the maximum contract rate of interest, that Bank is authorized to charge Applicant under such applicable usury laws.
15.Amendment; Waiver. Bank shall not be deemed to have amended or modified any term hereof, or waived any of its rights unless Bank consents in writing to such amendment, modification or waiver. No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to such waiver, nor as to any continuance of a breach after such waiver. Bank’s consent to any amendment, waiver, or modification does not mean that Bank shall consent or has consented to any other or subsequent Instruction to amend, modify, or waive a term of this Agreement or any Credit.
16.MISCELLANEOUS.
Installments. If the Credit is issued subject to UCP 600, unless otherwise agreed, in the event that any installment of the Credit is not drawn within the period allowed for that installment, the Credit may continue to be available for any subsequent installments in the sole discretion of Bank, notwithstanding Article 32 of UCP 600.
Auto Extend Notice. If the Credit provides for automatic extension without amendment, Applicant agrees that it will notify Bank in writing at least sixty (60) days prior to the last day specified in the Credit by which Bank must give notice of nonextension as to whether or not it wishes the Credit to be extended. Any decision to extend or not extend the Credit shall be in Bank’s sole discretion and judgment. Applicant hereby acknowledges that in the event Bank notifies the beneficiary of the Credit that it has
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elected not to extend the Credit and the beneficiary draws on the Credit after receiving the notice of non-extension, Applicant acknowledges and agrees that Applicant shall have no claim or cause of action against Bank or defense against payment under the agreement for Bank’s discretionary decision to extend or not extend the Credit.
Pending Expiry Notice. If a Credit’s terms and conditions provide that Bank give beneficiary a notice of pending expiration, Applicant agrees that it will notify Bank in writing at least sixty (60) days prior to the last day specified in the Credit by which Bank must give such notice of the pending expiration date. In the event Applicant fails to so notify Bank and the Credit is extended, Applicant’s Obligations under this Agreement shall continue in effect and be binding on Applicant with regard to the Credit as so extended.
17.Certain Defined Terms. The following terms shall have the meanings set forth below when used herein:
“Adjusted Consolidated EBITDA” shall mean, with respect to Applicant and its subsidiaries on a consolidated basis for any period, Consolidated Net Income of Applicant and its subsidiaries for such period plus the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vii) of this clause (a) reduced such Consolidated Net Income for the respective period for which Adjusted Consolidated EBITDA is being determined):
(i)    Consolidated Interest Expense of Applicant and its subsidiaries for such period;
(ii)    provision for taxes based on income, profits or capital of Applicant and its subsidiaries for such period;
(iii)    depreciation and amortization expense of Applicant and its subsidiaries for such period;
(iv)    restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure/consolidation of facilities and any fees payable in connection with any franchise disputes);
(v)    any other non-operating and/or non-recurring charges, expenses or losses of Applicant and its subsidiaries for such period;
(vi)    any deductions attributable to minority interests; and
(vii)    the amount of fees and expenses paid in connection with this Agreement by Applicant and its subsidiaries for such period; minus (in each case without duplication and to the extent the respective amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which Adjusted Consolidated EBITDA is being determined) non-operating and/or non-recurring income or gains (less all fees and expenses related thereto) increasing Consolidated Net Income of Applicant and the subsidiaries for such period.
“Capitalized Lease Obligations” shall mean, all rental obligations of Applicant and its subsidiaries which, under U.S. GAAP, are or will be required to be capitalized on the books of Applicant, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of Applicant and its subsidiaries (on a consolidated bases) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of Applicant and its subsidiaries in accordance with U.S. GAAP, (ii) all Indebtedness of Applicant and its subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of Applicant and its subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of Applicant or any of its subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other manned monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness” and (y) the amount of Indebtedness in respect of any Interest Rate Protection Agreement and Other Hedging Agreement shall be at any time the unrealized net loss position, if any, of Applicant and/or its subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.
“Consolidated Interest Expense” shall mean, for any period, with respect to any Person and its consolidated subsidiaries, total interest expense, whether paid or accrued (including, without limitation, (i) the interest component of Capitalized Lease Obligations and Synthetic Lease obligations and (ii) the “deemed interest expense” (i.e., the interest which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to “Off-Balance Sheet Liabilities (to the extent same does not arise from a financing arrangement constituting an operating lease)), including, without limitation, all commissions, discounts and other fees and charges owed with respect to the letters of credit and amortization of discount, all as determined in accordance with U.S. GAAP.
“Consolidated Net Income” shall mean, for any period, the aggregate of the net income of Applicant and its consolidated subsidiaries for such period, provided however, that
(i)    any net after-tax extraordinary, special (reflected as a separate line item on a consolidated income statement prepared in accordance with U.S. GAAP on a basis consistent with historical practices) or non-recurring gain or loss (less all fees
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and expenses relating thereto) or income or expense or charge including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of Applicant, in each case shall be excluded;
(ii)    any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded; and
(iii)    any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of Applicant) shall be excluded.
“Contingent Obligation” shall mean, any obligation of Applicant and its subsidiaries, as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, banker’s acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, banker’s acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vii) or (viii) of this definition secured by any lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including, without limitation, any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide the such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits or liabilities incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person. For the avoidance of doubt, references herein to the principal amount of Indebtedness of any Person of the type referred to in clause (vii) above shall include the amount payable upon early termination of such Indebtedness.
“Interest Rate Protection Agreement” shall mean, any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Leverage Ratio” shall mean, as of the last day of any Leverage Ratio Test Period, the ratio of (i) Consolidated Indebtedness on such date to (ii) Adjusted Consolidated EBITDA for such Leverage Ratio Test Period.
“Leverage Ratio Test Period” shall mean, a period of four consecutive fiscal quarters of Applicant (taken as one accounting period for which financial statements have been or are required to be delivered pursuant to Section 3(e)(iv)).
“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with U.S. GAAP.
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“Off-Balance Sheet Liabilities” shall mean, with respect to any Person and its consolidated subsidiaries as of any date of determination, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person in accordance with U.S. GAAP: (a) with respect to any asset securitization transaction (including, without limitation, any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred; and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred; nor (y) impair the characterization of the transaction as a true sale under applicable laws (including, without limitation, applicable bankruptcy laws); (b) the monetary obligations under any Synthetic Lease; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and such subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any applicable law to such Person or any of such subsidiaries, would be characterized as indebtedness; or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and such subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
“Securities Act” the U.S. Securities Act of 1933, as amended.
“Significant Subsidiary” shall mean, a Subsidiary of Applicant that would constitute a “Significant Subsidiary” of Applicant in accordance with Rule 1-02 under Regulation S-X under the Securities Act in effect on the Issue Date.
“Subsidiary”, as used in the definition of “Venezuelan Subsidiary”, shall mean, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding voting stock.
“Synthetic Lease” shall mean, any financing lease or so-called “synthetic”, tax retention or off-balance sheet lease transaction which, upon the application of any applicable law to such Person or any of such subsidiaries, would be characterized as indebtedness.
“Venezuelan Subsidiary” shall mean, any direct or indirect Subsidiary of Applicant that generates more than 50% of its revenues or holds more than 50% of its total assets in Venezuela.
[Signature(s) on next page]

Rev. 10/31/2014    13    Arcos Dorados (execution version)

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH HEREIN, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

Arcos Dorados B.V.
(Applicant Obligor)
/s/ Mariano Tannenbaum
(Authorized “Signature”)
Mariano Tannenbaum
(Print Authorized Signor’s Name)
Attorney-in-fact
(Title)
+54 11 4711-2583
(Phone)
03-Nov-2015
(Date)

THE FOLLOWING IS TO BE EXECUTED IF THE CREDIT IS TO BE ISSUED FOR THE ACCOUNT OF A PERSON OTHER THAN THE PERSON SIGNING ABOVE:
AUTHORIZATION AND AGREEMENT OF ADDITIONAL PARTY NAMED AS ACCOUNT PARTY
To: THE ISSUER OF THE CREDIT
We join in the above Agreement, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree (i) that the above Applicant has sole right to give instructions and make agreements with respect to this Application, the Agreement, the Credit and the disposition of documents, and we have no right or claim against you, any of your affiliates or subsidiaries, or any correspondent in respect of any matter arising in connection with any of the foregoing and (ii) to be bound by the Agreement and all obligations of Applicant thereunder as if we were a party thereto. Applicant is authorized to assign or transfer to you all or any part of any security held by Applicant for our obligations arising in connection with this transaction and, upon any such assignment or transfer, you shall be vested with all powers and rights in respect of the security transferred or assigned to you and you may enforce your rights under this Agreement against us or our Property in accordance with the terms hereof.

(Account Party)

(Authorized “Signature”)

(Print Authorized Signor’s Name)

(Title)

(Phone)
(Date)

Rev. 10/31/2014    14    Arcos Dorados (execution version)

Schedule I
Fees

Letter of Credit Commissions:

Applicant shall pay Bank an amount (a “Letter of Credit Commission”) equal to 287.5 basis points (2.875%) per annum of the initial face amount of the Credit (the “Total Amount”). Any Letter of Credit Commission hereunder shall be calculated on the basis of (i) a 360-day year for the actual number of days included in the applicable period (including the first and last days) and shall be payable (A) on the date of issuance of the Credit (the “Issuance Date”) for the period from such Issuance Date through the last day of the then current calendar quarter, and (B) thereafter, quarterly in advance on the last Business Day of March, June, September, and December of each year, and (ii) the Total Amount, even if on the date such Letter of Credit Commission is due and payable the outstanding amount of the Credit is less than the Total Amount. If after the Issuance Date the Leverage Ratio calculated pursuant to quarterly and/or annually consolidated financial statements is greater than 3.5:1.00, then commencing on the date of delivery of such financial statements until the date of delivery of succeeding financial statements providing a Leverage Ratio equal to or less than 3.5:1.0, the Letter of Credit Commission shall be increased automatically as follows:

	Leverage Ratio	Letter of Credit Commission
	Greater than 3.50:1.00 but less than or equal to 3.75:1.00	Fee increased to 3.125% per annum
	Greater than 3.75:1.00 but less than or equal to 4.00:1.00	Fee increased to 3.375% per annum
	Greater than 4.0:1.00 but less than or equal to 4.50:1.00	Fee increased to 3.625% per annum
	Greater than 4.50:1.00 but less than or equal to 5.00:1.00	Fee increased to 3.875% per annum
	Greater than 5.00:1.00	Fee increased to 4.125% per annum

If after the Issuance Date the Leverage Ratio calculated pursuant to quarterly and/or annually consolidated financial statements is less than or equal to 2.75:1.0, then commencing on the date of delivery of such financial statements until the date of delivery of succeeding financial statements providing a Leverage Ratio greater than 2.75:1.0, the Letter of Credit Commission shall be decreased automatically to 275 basis points (2.75%) per annum. Letter of Credit Commissions that have been paid shall be non-refundable and shall be increased for the entirety of any calendar quarter or other applicable period (including retroactively for any actual number of days elapsed) due to any changes in the Leverage Ratio as set forth above based on any delay in receipt by Bank of Applicant’s quarterly and/or annually consolidated financial statements.
Other Fees:	Amendment Fee: US$250 per amendment plus SWIFT fee of US$50 (if applicable) per amendment
Drawing Fee: 10 basis points (0.10%) flat of the amount of each drawing under the Credit (if a drawing occurs)
Rev. 10/31/2014    15    Arcos Dorados (execution version)